EXHIBIT A

COORDINATION AGREEMENT

THIS COORDINATION AGREEMENT (this “Agreement”), dated as of January 11, 2008, is entered into by and between Riley Investment Partners Master Fund, L.P., a Cayman Islands limited partnership (“Riley”) and Universal Electronics Inc., a Delaware corporation (“UEI”).  Riley and UEI are each individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, in the event of a Change in Control Transaction resulting in Riley or Acquisition Co. being in Control of ZiLOG, Inc., a Delaware corporation (“ZiLOG”) or the ZiLOG Remote Control Business, the Parties desire to cause the ZiLOG Remote Control Business Assets to be sold to UEI  immediately upon a consummation of any such transaction and, in connection therewith, for UEI to employ certain of the personnel situated in the United States and Asia (including India) employed by ZiLOG in connection with the ZiLOG Remote Control Business (“ZiLOG Remote Control Business Personnel”); and

WHEREAS, in the event of a Change in Control Transaction resulting in UEI being in Control of ZiLOG, UEI desires to cause the ZiLOG Other Assets to be sold to Riley immediately upon a consummation of any such transaction;

NOW, THEREFORE, in consideration of the Parties’ mutual covenants and agreements set forth herein, and for other good, valuable and adequate consideration received, the Parties agree as follows:

ARTICLE I

CHANGE IN CONTROL TRANSACTION;
SUBSEQUENT SALE OF ZILOG REMOTE CONTROL BUSINESS ASSETS TO UEI
OR SUBSEQUENT SALE OF ZILOG OTHER ASSETS TO RILEY

1.1

Obligations In Connection with Any Change in Control Transaction.

(a)

Obligation of Parties in Connection with UEI Initiated Transaction.  The Parties contemplate and acknowledge that immediately upon execution of this Agreement by each Party, UEI will propose to ZiLOG a merger with, or an acquisition of all of the issued and outstanding shares of the capital stock of, ZiLOG, at a price per share not to exceed Four Dollars and Fifty Cents ($4.50) (the “Offer Price”) via letter, the form of which is attached as Exhibit A (a “UEI Initiated Transaction”).  UEI shall provide written confirmation to Riley of either (i) receipt of an acceptance by the Chief Executive Officer and/or Board of Directors of ZiLOG of such proposal, (ii) receipt by UEI of a rejection by the Chief Executive Officer and the Board of Directors of ZiLOG of such proposal or (iii) the failure of ZiLOG to respond to such proposal within the time required by UEI to do so.

(b)

Cooperation.  As applicable, each Party shall keep the other Party informed as to their respective expectations as to the timing and occurrence of the consummation of either the UEI Initiated Transaction or another Change in Control Transaction and shall promptly and accurately respond to any inquiries from the other Party in respect thereof.  The entering into any definitive agreements in respect of a UEI Initiated Transaction, other Change in Control Transaction, or definitive acquisition agreements pursuant to Section 1.1(c)(i) is subject to each party’s reasonable satisfaction with due diligence and reasonable mutual agreement as to the terms and conditions of the definitive agreements.  No definitive agreement in respect of any such UEI Initiated Transaction, other Change in Control Transaction, or definitive acquisition agreements pursuant to Section 1.1(c)(i) may be amended or modified, nor any condition set forth therein waived, without the prior consent of such other Party.  [**]

(c)

Obligation to Sell ZiLOG Remote Control Business Assets or ZiLOG Other Assets.

(i)

Subject to Section 1.1(b), as applicable:

(A)

Immediately upon the consummation of a UEI Initiated Transaction where Acquisition Co. is the acquirer, the Parties shall cause Acquisition Co. to cause ZiLOG (and its Affiliates, as applicable) to sell to UEI, and UEI shall purchase, the ZiLOG Remote Control Business Assets and UEI shall assume the related Liabilities for 50% of the Purchase Price of the UEI Initiated Transaction; or

(B)

Immediately upon the consummation of a UEI Initiated Transaction where Riley or its designee is the acquirer, Riley shall (or shall cause its designee to) cause ZiLOG (and its Affiliates, as applicable) to sell to UEI, and UEI shall purchase, the ZiLOG Remote Control Business Assets and UEI shall assume the related Liabilities for 50% of the Purchase Price of the UEI Initiated Transactions; or

(C)

Immediately upon the consummation of a UEI Initiated Transaction where UEI is the acquirer, UEI shall cause ZiLOG (and its Affiliates, as applicable) to sell to Riley or its designee, and Riley shall (or shall cause its designee to) purchase, the ZiLOG Other Assets and Riley shall assume the related Liabilities for 50% of the Purchase Price of the UEI Initiated Transactions; or

(D)

Immediately upon the consummation of a Change in Control Transaction (other than a UEI Initiated Transaction) where Acquisition Co. is the acquirer, the Parties shall cause Acquisition Co. to cause ZiLOG (and its Affiliates, as applicable) to sell to UEI, and UEI shall purchase, the ZiLOG Remote Control Business Assets and UEI shall assume the related Liabilities for 50% of the Purchase Price of the Change in Control Transaction (with the Purchase Price to be determined as if 100% of the outstanding stock of ZiLOG had been acquired, but in any case for a per share purchase price of no less than the Offer Price); or

(E)

Immediately upon the consummation of a Change in Control Transaction (other than a UEI Initiated Transaction) where UEI is the acquirer, UEI shall cause ZiLOG (and its Affiliates, as applicable) to offer to Riley, and if Riley so agrees, to, sell to Riley or its designee the ZiLOG Other Assets and the related Liabilities for 50% of the Purchase Price of the Change in Control Transaction (with the Purchase

Price to be determined as if 100% of the outstanding stock of ZiLOG had been acquired, but in any case for a per share purchase price of no less than the Offer Price); or

(F)

Immediately upon the consummation of a Change in Control Transaction (other than a UEI Initiated Transaction) where Riley (or its designee) is the acquirer of 50% of the outstanding equity of ZiLOG, Riley shall (or shall cause its designee to) cause ZiLOG (and its Affiliates, as applicable) to sell to UEI, and UEI shall purchase, the ZiLOG Remote Control Business Assets and UEI shall assume the related Liabilities for 50% of the Purchase Price of the Change in Control Transaction (with the Purchase Price to be determined as if 100% of the outstanding stock of ZiLOG had been acquired, but in any case for a per share purchase price of no less than the Offer Price).

(ii)

From the date hereof through the shorter of (A) two (2) years following the consummation of any Change in Control Transaction (including a UEI Initiated Transaction) where Riley (or an Affiliate or designee of Riley) is the acquirer or (B) four (4) years from the date hereof (the “Riley Exclusivity Period”), Riley shall not, directly or indirectly, and shall not authorize or permit ZiLOG (or its Affiliates), any of Riley’s Affiliates or designees, or any directors, officers, employees, investment bankers, lawyers, accountants, agents or representatives of it or its Affiliates or its designees (the foregoing persons, collectively “Representatives”), directly or indirectly, to: (a) sell to any Person other than UEI the ZiLOG Remote Control Assets (or any portion thereof), (b) solicit, initiate, encourage or facilitate, or furnish or otherwise disclose information in furtherance of any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead a sale of the ZiLOG Remote Control Business Assets (or any portion thereof) to a Person other than UEI, (c) negotiate or otherwise engage or participate in discussions with any Person other than UEI with respect to any proposal that constitutes or may reasonably be expected to lead to a sale of the ZiLOG Remote Control Business Assets (or any portion thereof) or (d) enter into any letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with any Person other than UEI with respect to a sale of the ZiLOG Remote Control Business Assets; provided that foregoing provisions shall not be breached where Riley or its Representatives recuse themselves from any consideration or decision making process with respect to any transaction involving a sale of the ZiLOG Remote Control Assets and do not have any material involvement in such consideration or decision making.  During the Riley Exclusivity Period, Riley shall promptly advise UEI in writing of the receipt, directly or indirectly, of any written inquiries or proposals that constitute or may reasonably be expected to lead to a sale to a Person other than UEI of the ZiLOG Remote Control Business Assets (or any portion thereof) and promptly furnish to UEI a copy of any such written inquiry or proposal or, if it is not in writing, provide UEI a detailed written description of the terms and substance of any discussion relating to such inquiry or proposal.  Riley represents and warrants to UEI that neither Riley nor any Affiliate of Riley is a party to or otherwise bound by any agreement with respect to selling to a Person other than UEI the ZiLOG Remote Control Business Assets (or any portion thereof).

(iii)

From the date hereof through the shorter of (A) two (2) years following the consummation of any Change in Control Transaction (including a UEI Initiated Transaction) where UEI is the acquirer or (B) four (4) years from the date hereof (the “UEI Exclusivity Period”),  UEI shall not, directly or indirectly, and shall not authorize or permit ZiLOG (or its Affiliates), any of UEI’s Representatives, directly or indirectly, to: (a) sell to any Person other than Riley the ZiLOG Other Assets (or any portion thereof), (b) solicit, initiate, encourage or facilitate, or furnish or otherwise disclose information in furtherance of any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead a sale of the ZiLOG Other Assets (or any portion thereof) to a Person other than Riley, (c) negotiate or otherwise engage or participate in discussions with any Person other than Riley with respect to any proposal that constitutes or may reasonably be expected to lead to a sale of the ZiLOG Other Assets (or any portion thereof) or (d) enter into any letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with any Person other than Riley with respect to a sale of the ZiLOG Other Assets; provided that the foregoing provisions shall not be breached where UEI or its Representatives recuse themselves from any consideration or decision making process with respect to any transaction involving a sale of the ZiLOG Other Assets and do not have any material involvement in such consideration or decision making.  During the UEI Exclusivity Period, UEI shall immediately advise Riley in writing of the receipt, directly or indirectly, of any written inquiries or proposals that constitute or may reasonably be expected to lead to a sale to a Person other than Riley of the ZiLOG Other Assets (or any portion thereof) and promptly furnish to Riley a copy of any such written inquiry or proposal or, if it is not in writing, provide Riley a detailed written description of the terms and substance of any discussion relating to such inquiry or proposal.  UEI represents and warrants to Riley that neither UEI nor any Affiliate of UEI is a party to or otherwise bound by any agreement with respect to selling to a Person other than Riley the ZiLOG Other Assets (or any portion thereof).

1.2

Contribution of the Parties; Purchase Price for ZiLOG Remote Control Business Assets.

(a)

Contributions.  Subject to Section 1.1, as applicable:

(i)

If the UEI Transaction is structured as a purchase by the Acquisition Co., each Party shall effect capital contributions into Acquisition Co. immediately prior to the consummation of the UEI Initiated Transaction in an amount equal to fifty percent (50%) of the Purchase Price paid in the UEI Initiated Transaction.  The “Purchase Price” is equal to (i) the sum of (x) the price per share paid multiplied by the number of shares of ZiLOG purchased, in connection with such a transaction and (y) the debt of ZiLOG that is assumed in connection with such a transaction (for purposes of clarification, such assumed debt shall be the amount of the debt of ZiLOG that is not paid off as at the consummation of such transaction or in connection with the consummation of such closing out of the aggregate purchase price), minus (ii) ZiLOG’s cash on hand as at the consummation of such transaction, plus (iii) to the extent not reflected in clause (ii), ZiLOG’s transaction expenses and change in control payments triggered by the transaction.  Prior to such contribution, the parties must mutually agree on the organizational documents and structure of the Acquisition Co.

(ii)

At the written request of Riley, UEI shall, or shall cause an Affiliate of UEI to, pay an amount equal to fifty percent (50%) of the Purchase Price to be paid in connection with a consummation of a UEI Initiated Transaction where Riley is the acquirer or a Change in Control Transaction other than a UEI Initiated Transaction (UEI’s contributed amount in accordance with Section 1.2(a)(i) and UEI’s contributed amount in accordance with this Section 1.2(a)(ii) each the “UEI Contribution”) immediately prior to the consummation of the transaction.

(iii)

At the written request of UEI, Riley shall, or shall cause an Affiliate of Riley or a designee to, pay an amount equal to fifty percent (50%) of the Purchase Price to be paid in connection with a consummation of a UEI Initiated Transaction where UEI is the acquirer (Riley’s contributed amount in accordance with this Section 1.2(a)(iii) the “Riley Contribution”) immediately prior to the consummation of the UEI Initiated Transaction.

(b)

Purchase Price for ZiLOG Remote Control Business Assets.  In all cases, the Purchase Price to be paid by UEI for the purchase of the ZiLOG Remote Control Business Assets, as applicable, shall be deemed and considered to be paid in full if UEI shall have previously made the UEI Contribution at the request of Riley, subject to a standard working capital purchase price adjustment, and no further consideration whatsoever, cash or otherwise, but subject to the terms of the acquisition agreements, shall be required to consummate such purchase.

(c)

Purchase Price for ZiLOG Other Assets.  The Purchase Price to be paid by Riley for the purchase of the ZiLOG Other Assets, as applicable, shall be deemed and considered to be paid in full if Riley shall have previously made the Riley Contribution at the request of UEI, subject to a standard working capital purchase price adjustment, and no further consideration whatsoever, cash or otherwise, but subject to the terms of the acquisition agreements, shall be required to consummate such purchase.

1.3

Definitive Purchase Agreement.  The sale and purchase of either (as applicable) (i) the ZiLOG Remote Control Business Assets to UEI or (ii) the ZiLOG Other Assets to Riley shall be documented in certain definitive agreements mutually agreed by the parties, including without limitation (and as applicable), a purchase agreement, a transition services agreement, an indemnity agreement, licenses, a non competition agreement (for a [**] year term commencing immediately upon the consummation of such sale and purchase and which agreement shall, in the case of a sale of the ZiLOG Remote Control Business Assets to UEI, among other things, prohibit (a) the re-creation, directly or indirectly, of a database of infra red codes that is similar to the database of infra red codes included in the ZiLOG Remote Control Business Assets and (b) the re-entering, directly or indirectly, into a business that is competitive with the ZiLOG Remote Control Business and which agreement shall, with respect to the ZiLOG Other Assets to Riley or its designee, among other things, prohibit the entering or re-entering, directly or indirectly, into a business that is competitive with a business related to the ZiLOG Other Assets) and such other agreements, documents and legal opinions necessary to effectuate such sale and purchase.  In the case of a UEI Initiated Transaction or any other Change in Control Transaction, the foregoing described definitive agreements must be substantially finalized prior to the execution of the definitive agreements with ZiLOG.  [**].

1.4

Injunctive Relief.  The remedy at law for any breach of this Agreement may be inadequate, and in the event of a breach or threatened breach by a Party of this Agreement, the other Party shall be entitled, in addition to any other rights or remedies that Party may have, in law or equity, to an injunction restraining such allegedly breaching Party from breaching or otherwise violating any provision of this Agreement.

ARTICLE II

GENERAL

2.1

Certain Definitions.  As used herein, the following terms have the following meanings:

(a)

“Acquisition Co.” means an entity formed, owned in equal percentages and controlled equally by Riley and UEI for the purposes of effecting a UEI Initiated Transaction.

(b)

“Affiliate” means any Person that directly, or indirectly through one or more Persons, Controls, is Controlled by, or is under common Control with, the Person specified.

(c)

“Change in Control Transaction” means any merger, acquisition (whether for stock or for assets), tender or exchange offer or other business combination resulting in Riley, UEI or Acquisition Co. being in Control of ZiLOG or the ZiLOG Remote Control Business.

(d)

“Control” means, with respect to any Person, the ownership, directly or indirectly, through one or more intermediaries, of more than fifty percent (50%) of the voting securities of a Person, or the right to elect the majority of the board of directors or such other similar governing body.

(e)

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute, fixed or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted, including without limitation arising out of litigation, actions, suits, claims or proceedings.

(f)

“Person” means and shall be construed broadly and includes without limitation a or an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental agency or authority.

(g)

“Riley” means Riley Investment Partners Master Fund, L.P., a Cayman Islands limited partnership or an Affilate of Riley.

(h)

“UEI” means Universal Electronics Inc., a Delaware corporation or an Affilate of UEI.

(i)

“ZiLOG Other Assets” means all of the assets, properties, rights and interests of any kind, whether tangible or intangible, real or personal, owned, used, useful, occupied or held by or for the benefit of ZiLOG or its Affiliates (including subsidiaries) other than the ZiLOG Remote Control Business Assets.

(j)

“ZiLOG Remote Control Business” means the business of ZiLOG and its Affiliates (including subsidiaries) involving the development of infra red technology for use in manufacturing universal remote control devices and the maintaining a database of related infra red codes.

(k)

“ZiLOG Remote Control Business Assets” means all of the assets, properties, rights and interests of any kind, whether tangible or intangible, real or personal, owned, used, useful, occupied or held by or for the benefit of ZiLOG or its Affiliates (including subsidiaries) in the operation of or related to the ZiLOG Remote Control Business, wherever situated, including without limitation the complete database of infra red codes, all database tools, and the other intellectual property described generally on Schedule 1 hereto.

2.2

Representations and Warranties.  Each Party represents and warrants to the other that (a) it has the requisite power and authority to enter into and perform the terms of this Agreement and that no further authority or approval is necessary to do so, (b) that the person executing this Agreement on its behalf has the full right and authority to fully commit and bind it and (c) that this Agreement constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

2.3

Governing Law; Dispute Resolution.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law doctrine.  The Parties hereby irrevocably submit and agree to the exclusive jurisdiction and venue of the courts of the State of California, located in Orange County.  The prevailing Party in any dispute hereunder shall be entitled to all expenses, including attorneys’ fees and costs, incurred in connection with any dispute hereunder.

2.4

Costs and Expenses.  Each Party is solely responsible for all of its own costs and expenses (including without limitation attorney and accounting fees) incurred in connection with the transactions contemplated herein, including without limitation the negotiation, execution, delivery and performance of this Agreement; except that the Parties hereto shall share equally all costs and expenses incurred after the date hereof in connection with a UEI Initiated Transaction or other Change in Control Transaction where the other Party is obligated to acquire ZiLOG assets pursuant to Section 1.1(c)(i) up to a maximum of $[**] per Party. Any costs and expenses incurred by a Party in connection with a UEI Initiated Transaction or other Change in Control Transaction in excess of the $[**] maximum shall be borne by the Party incurring such excess costs and expenses.

2.5

Termination.  Except and to the extent set forth in Sections 1.1(c), this Agreement shall terminate two (2) years after the date set forth above; provided that if definitive agreements with respect to a UEI Initiated Transaction are entered into prior to two (2) years from the date hereof, the Agreement shall survive until the Parties respective obligations are performed in accordance with the terms of the Agreement.

2.6

Amendments.  This Agreement may be amended only by a writing executed by both Parties.

2.7

Entire Agreement.  This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties.

2.8

Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party, but except as otherwise provided in this Agreement, no rights, obligations or liabilities hereunder shall be assignable by either Party without the prior written consent of the other Party, and any purported assignment in violation of this Section2.7 shall be null and void ab initio; provided, however, either Party may elect (upon written notice sent to the other Party) to assign its rights and obligations under this Agreement to any Affiliate of such Party (including a subsidiary formed for such purpose) and to cause such Affiliate to perform the obligations of such Party under this Agreement; provided, further, that no such assignment shall otherwise vary or diminish any of the assigning Party’s obligations under this Agreement to the extent its Affiliate fails to duly perform the obligations of the assigning Party under this Agreement.

2.9

Interpretation; Severability.  No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.  Wherever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision is held to be invalid under applicable law, either in whole or in part, such provision shall be ineffective only to the extent of such invalidity, without invalidating any remaining portion of such provision or the remaining provisions of this Agreement.

[Signatures Contained on the Following Page]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

RILEY INVESTMENT PARTNERS MASTER FUND, L.P.
By: Riley Investment Management LLC, its General Partner

By:	/s/ Bryant Riley
Bryant Riley, Managing Member

UNIVERSAL ELECTRONICS INC.

By:	/s/ Paul D. Arling
Paul D. Arling, Chief Executive Officer

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.